QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.33

ASSET SALE AND PURCHASE
AGREEMENT
BETWEEN
PROCTER & GAMBLE PHARMACEUTICALS, INC.
AND
OSG NORWICH PHARMACEUTICALS, INC.

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.01	Acquired Assets	1
1.02	Action	1
1.03	Affiliate	1
1.04	Antitrust Laws	1
1.05	Assumed Liabilities	2
1.06	Assumption Agreement	2
1.07	Authorization	2
1.08	Board of Health	2
1.09	Board of Health Registrations	2
1.10	Books and Records	2
1.11	Business Day	2
1.12	Chemical Operations	2
1.13	Reserved	2
1.14	Closing	2
1.15	Closing Date	2
1.16	Contract Manufacturing Services Agreements	3
1.17	Contracts	3
1.18	Disclosure Schedules	3
1.19	Effective Time	3
1.20	Equipment	3
1.21	Excluded Assets	3
1.22	Excluded Liabilities	3
1.23	Financial Information	3
1.24	Governmental Entity	3
1.24.1	Health and Safety Laws	3
1.25	Intercompany Contracts	3
1.26	Knowledge of	4
1.27	Leases from Chenango County IDA	4
1.28	Manufacturing Technology Rights	4
1.29	Material	4
1.30	Norwich Plant	4
1.31	Reserved	4
1.32	Person	4
1.33	Purchase Price	4
1.34	Real Property	4
1.35	Security	4
1.36	Security Agreements	4
1.37	Reserved	4
1.38	Taxes	5
1.39	Technology	5
1.40	Transaction Documents	5
1.41	Other Definitions	5
ARTICLE II PURCHASE AND SALE OF ASSETS		5
2.01	Purchase Price	5
2.02	Sale and Purchase of Acquired Assets	6
ARTICLE III CLOSING		6
3.01	Actions to be Taken at Closing	6
3.02	Interdependence	7
3.03	Time and Place of Closing	7

i

ARTICLE IV REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF P&G		7
4.01	Authority	7
4.02	Equipment and Buildings	8
4.03	Financial Information	8
4.04	Finder's Fees and Commissions	8
4.05	Authorizations	8
4.06	Reserved	8
4.07	Litigation and Claims	8
4.08	Organization and Good Standing	8
4.09	Recent Conduct of the Business	8
4.10	Title to Acquired Assets	8
4.11	Violations/Breaches	9
4.12	Compliance with Applicable Laws	9
4.13	Contracts	9
4.14	Permits	9
4.15	Environmental Matters	9
4.16	Employee Benefits	9
4.17	Leases with Chenango County IDA	10
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		10
5.01	Authority	10
5.02	Finder's Fees and Commissions	10
5.03	Reserved	10
5.04	Authorizations	10
5.05	Litigation and Claims	10
5.06	Organization and Good Standing	10
5.07	Violations/Breaches	10
5.08	Non-Reliance	10
ARTICLE VI COVENANTS		11
6.01	Operation of the Business Prior to Closing	11
6.02	Efforts to Close	11
6.03	Employee Matters	11
6.04	Environmental Matters	12
6.05	Bulk Transfer Laws	12
6.06	Confidentiality	12
6.07	Cooperation in Litigation	13
6.08	Cooperation in Tax Matters	13
6.09	Cooperation of Third Parties	14
6.10	Expenses	14
6.11	Rights of Way at Woods Corners Site	14
6.12	Additional Documents	14
6.13	Tax Records	15
6.14	Use of Seller's Name or Reputation/Packaging Materials	15
6.15	Assignment, Assumption and Consent	15
6.16	Additional Records	15
6.17	Supplements to Schedules	15
6.18	Board of Health Registrations	15
ARTICLE VII CONDITIONS TO SELLER'S OBLIGATION TO CLOSE		15
7.01	Authorizations/Waiting Periods	16
7.02	No Injunction/Order	16
7.03	Performance of Buyer's Obligations	16
7.04	Buyer's Representations and Warranties True	16

ii

ARTICLE VIII CONDITIONS TO BUYER'S OBLIGATION TO CLOSE		16
8.01	Authorizations/Waiting Periods	16
8.02	No Injunction/Order	16
8.03	Performance of Seller's Obligations	16
8.04	Seller's Representations and Warranties True	16
8.05	Title Insurance	16
ARTICLE IX INDEMNIFICATION AND ARBITRATION		16
9.01	Indemnification by Seller	16
9.02	Indemnification by Buyer	17
9.03	Dispute Resolution	18
9.04	Damage Limitations	19
ARTICLE X TERMINATION AND ABANDONMENT		20
10.01	Termination	20
10.02	Procedure and Effect of Termination	20
ARTICLE XI MISCELLANEOUS		20
11.01	Amendment and Modification	20
11.02	Waiver of Compliance	21
11.03	Survival of Representations and Warranties; Other Matters	21
11.04	Notices	21
11.05	Exhibits and Schedules; Incorporation by Reference	22
11.06	Successors and Assigns	22
11.07	Entire Agreement	22
11.08	Severability	22
11.09	Captions	22
11.10	Counterparts	22
11.11	Governing Law	22

iii

PREAMBLE

This is an ASSET SALE AND PURCHASE AGREEMENT, dated June 29, 2001 between Procter & Gamble Pharmaceuticals, Inc., an Ohio corporation formerly known as Norwich Eaton Pharmaceuticals, Inc., and a wholly-owned subsidiary of The Procter & Gamble Company ("P&G") ("Seller"), and OSG Norwich Pharmaceuticals, Inc., a Delaware corporation and wholly owned subsidiary of Outsourcing Services Group, Inc. ("Buyer"). Each of Seller and Buyer may hereafter be referred to as a "party" or collectively as "parties."

This Agreement ("Agreement") sets forth the terms and conditions upon which Seller will sell to Buyer, and Buyer will purchase from Seller, the Acquired Assets located at the Norwich Plant and certain assets associated with Chemical Operations (all as hereinafter defined).

In consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

        As used in this Agreement, each of the following terms shall have the following meanings:

1.01	"Acquired Assets" means only the following assets:
	(a)	Real Property
	(b)	Equipment
	(c)	the Books and Records;
	(d)	the claims, rights and benefits of Seller arising after Closing pursuant to any Contract;
	(e)	Certain Manufacturing Technology Rights;
	(f)	Reserved
	(g)	Chemical Operations buildings at the Woods Corners site, as listed on Schedule 1.01(g); and
	(h)	Storeroom Inventory at Norwich Plant and related to Chem Ops.
Notwithstanding the above, the Acquired Assets do not include any of the Excluded Assets.
1.02
"Action" means any dispute, controversy, claim, action, litigation, suit, cause of action, arbitration, mediation, or any proceeding by or before any mediator or Governmental Entity, or any investigation, subpoena, or demand preliminary to any of the foregoing.
1.03
"Affiliate" means any corporation, firm, partnership or other entity, which, at the time in question is directly or indirectly owned by or controlled by, or under common control with, Seller or Buyer, as the case may be. For purposes of this definition, "control" shall mean the ownership, directly or indirectly, of 50% or more of the voting stock or stockholders' equity of a corporation, or in the case of a non-corporate entity, the right to receive 50% or more of either the profits or the assets upon dissolution.
1.04
"Antitrust Laws" means the Sherman Act, Williams Act and all other statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws (whether foreign, federal, state, provincial, local or other) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

1.05	"Assumed Liabilities" means only the following liabilities, whether known or unknown, accrued or contingent, direct or indirect:
(a)
all liabilities arising out of or related to the operation of the Norwich Plant, ownership of the Acquired Assets or operation of Chemical Operations after the Effective Time or as disclosed in the Disclosure Schedules hereto except those liabilities specifically defined herein as Excluded Liabilities;
(b)
all liabilities for product liability and product warranty for products manufactured at the Norwich Plant or Chemical Operations by Buyer for the Seller or its successors after the Effective Time, which are not manufactured according to the product specifications of Seller;
(c) all liabilities for Taxes accruing for periods after the Effective Time;
(d) all liabilities and obligations of the Buyer as set forth in the Transaction Documents;
(e)
all liabilities of Seller to perform after the Effective Time pursuant to any of the Contracts; provided, however, no liability shall be assumed for Contracts not assigned for failure to obtain consent or for P&GP's failure to perform prior to the Effective Time;
1.06
"Assumption Agreement" means that agreement, in the form attached as Exhibit 1.06, between Seller and Buyer, to be executed as of Closing, dealing with the assumption by Buyer of the Assumed Liabilities and the assignment by Seller of certain of their interests pursuant to the Contracts.
1.07
"Authorization" means any legally-required consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any Governmental Entity, including, without limitation, any legally-required filing with any Governmental Entity and the subsequent expiration of any legally-required waiting period under any Antitrust Laws.
1.08
"Board of Health" means any Governmental Entity, including, but not limited to, the United States Food and Drug Administration, charged with the responsibility for health and safety regulation of the Products of the Norwich Plant or Chemical Operations and charged with responsibility for administering the Board of Health Registrations set forth in Schedule 1.09.
1.09	"Board of Health Registrations" means those authorizations, franchises, licenses, registrations and applications held by P&G and/or its Affiliates therefor set forth in Schedule 1.09.
1.10	"Books and Records" means books and records (or copies thereof) including but not limited to those listed in Schedule 1.10.
1.11	"Business Day" means any day on which commercial banks in New York City are open for business providing substantially all services offered by such banks.
1.12	"Chemical Operations" or "Chem Ops" means the buildings and equipment associated with chemical producing operations located at the Woods Corners, NY site.
1.13	Reserved.
1.14	"Closing" means the closing of the transactions contemplated by this Agreement in accordance with the terms and upon the conditions set forth in this Agreement.
1.15	"Closing Date" means the date on which the Closing occurs, as provided in Section 3.03 of this Agreement.

1.16
"Contract Manufacturing Services Agreements" means the Contract Manufacturing Service Agreement for the Norwich Plant and Chemical Manufacturing Supply Agreement for Chem Ops, in the forms attached as Exhibit 1.16(a) and 1.16(b) between Buyer and one or more of Seller or its affiliates, to be executed as of the Closing dealing with the Manufacture by Buyer of products or chemical products for Seller.
1.17	"Contracts" means those purchase orders, contracts, agreements and other obligations as are set forth in Schedule 1.17.
1.18	"Disclosure Schedules" means the disclosure schedules prepared in connection with this Agreement, which shall be updated to the Closing Date.
1.19	"Effective Time" means 5:00 p.m., North Norwich, NY Time on the Closing Date.
1.20	"Equipment" means those Acquired Assets set forth in Schedule 1.20 in the condition required by Section 4.02.
1.21
"Excluded Assets" means any and all assets not expressly listed in Section 1.01 as Acquired Assets, whether or not used in the Norwich Plant or Chemical Operations including, but not limited to patents, trademarks, cash in any bank accounts related to the Norwich Plant and Chemical Operations, Norwich Plant inventory and accounts receivable and accounts payable for the Norwich Plant and Chemical Operations as of the Effective Time.
1.22
"Excluded Liabilities" means all liabilities of Seller arising out of or related to the Acquired Assets that are not Assumed Liabilities. Such Excluded Liabilities shall specifically include, but not be limited to Taxes and insurance accruing prior to the Effective Time, New York State Sales Tax liability incurred prior to the Effective Time, all liabilities arising from the operation or ownership of the Acquired Assets prior to the Effective Time, all product liability or warranty claims relating to products manufactured prior to the Effective Time, and liabilities specifically set forth as Excluded Liabilities in Section 6.03 and Section 6.04 hereof.
1.23	"Financial Information" means that information described or set forth in Schedule 1.23.
1.24
"Governmental Entity" means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board or bureau or body or other governmental authority or instrumentality or any person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state, provincial, local or other.
1.24.1
"Health and Safety Laws" means all applicable laws, rules, and regulations relating to the employment of labor and employment practices, including those relating to terms and conditions of employment, health, safety, workers' compensation, the Occupational Safety and Health Act of 1970, the Food, Drug and Cosmetic Act of the United States of America and the Americans with Disabilities Act, including filing all reports and maintaining all records required by such laws, rules and regulations.
1.25	"Intercompany Contracts" means all purchase orders, contracts, agreements and other obligations between or among Seller or any of its Affiliates.

1.26
"Knowledge of" means, whether or not capitalized, in the case of an entity, the actual knowledge of the following officers and managers of the indicated party as of the date of the representation, warranty or statement.
P&GP	OSG
Louis Arp, Plant Leader	Joseph Healy, CEO & President
Chris Calhoun, Quality Assurance	Perry Morgan, V.P & Chief Financial Officer
Carolyn Gherardi, Human Relations
Rick Youngs, Operations
John Holmberg, Materials Management
Brad LaPoint, Finance
Bill VanOrden, Technical Operations
Pete Olivieri, Engineering
Ron Taff, Rx Product Supply
Charlie Bustin, Customer Services & Logistics
Bill Skolfield, Quality Assurance
Rick DeLeon, Rx Product Supply Finance Manager
1.27	"Leases from Chenango County IDA" means the leases set forth on Schedule 1.27.
1.28
"Manufacturing Technology Rights" means rights to use certain of Seller's proprietary technology, processes, analytical processes and tools to manufacture Product as set forth in the Contract Manufacturing Services Agreements.
1.29
"Material" and its variations mean, with respect to an event, circumstance or condition, that such event, circumstance or condition, that amounts to $50,000 individually or $100,000 in the aggregate for multiple occurrences, that has a material adverse effect upon the assets, financial condition, ability to operate at the quality and production level needed to comply with the Contract Manufacturing Services Agreements or earnings of the Norwich Plant or the Chemical Operations.
1.30	"Norwich Plant" means the North Norwich Plant in Norwich, NY located on certain of the Real Property.
1.31	Reserved.
1.32
"Person" means (as the context requires) an individual, a corporation, a partnership, an association, a trust, a limited liability company, or other entity or organization, including a Governmental Entity.
1.33	"Purchase Price" means Ten Million Dollars ($10,000,000), payable as set forth in Section 2.01 and allocated among the Acquired Assets as shown on Schedule 1.33.
1.34
"Real Property" means the improved and unimproved real property assets located at the Norwich Plant site set forth in Schedule 1.34 which will be transferred to OSG Norwich Pharmaceuticals, Inc. by the Real Property Transfer Documents defined in Section 3.01(a)(iv).
1.35	"Security" means a first lien on all of the Acquired Assets evidenced by the Security Agreements.
1.36
"Security Agreements" means a promissory note, a mortgage and security agreement, each in the form attached as Exhibit 1.36, between Seller and Buyer, and financing statements, all to be executed at Closing, whereby Buyer will secure its payment of the Purchase Price to Seller.
1.37	Reserved.

1.38
"Taxes" means all foreign, federal, state, provincial, local and other taxes, fees, levies, duties and other assessments or charges of whatever kind (including without limitation, income, sales, use, excise, stamp, transfer, property, value added, recording, registration, intangible, documentary, goods and services, real estate, sales, payroll, gains, gross receipts, withholding and franchise taxes) together with any interest, penalties, or additions payable in connection with such taxes, fees, levies, duties or other assessments or charges.
1.39
"Technology" means the patents plus any of Seller's non-patented formulations, trade secrets, process knowledge, and technological and manufacturing know-how, in each case, used at the Norwich Plant or Chemical Operations.
1.40
"Transaction Documents" means collectively (a) this Agreement; (b) Assignments of Chenango County IDA leases; (c) the Security Agreements; (d) the Contract Manufacturing Services Agreements; (e) the Assumption Agreement; and (f) all other certificates and documents required to be delivered at Closing by any party pursuant to Section 3.01 of this Agreement, including, without limitation, the bill of sale, deeds, officer's certificates and receipts. The phrase "the consummation of the transactions contemplated by this Agreement" or such similar phrases includes the execution, delivery and performance of the Transaction Documents.
1.41	Other Definitions. Other terms defined in this Agreement, and the location where they are defined, are:
Location
"Agreement"	Preamble
"Buyer"	Preamble
"Buyer's Assertion"	Section 9.01(b)
"Claim"	Section 9.03(a)
"Confidentiality Agreement"	Section 6.06(a)
"Control"	Section 1.03
"Environmental Law"	Section 4.15
"Evaluation Material"	Section 6.06(a)
"Manufacture"	Contract Manufacturing Services Agreements
"Products"	Contract Manufacturing Services Agreements
"Seller"	Preamble
"Seller's Assertion"	Section 9.02(b)
"Tax Records"	Section 6.13

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.01	Purchase Price. The Purchase Price, as agreed to by Seller and Buyer prior to the Closing, shall be Ten Million Dollars ($10,000,000) payable in cash, plus interest in the amount of eight percent (8%) per annum at the end of a five-year period following the Closing. Such Purchase Price shall be due and payable by Buyer to Seller in accordance with the Security Agreements to be executed at Closing. Seller and Buyer will not, and will cause their respective Affiliates not to, take a position in any forum that is inconsistent with the terms of payment of the Purchase Price, the mutually agreed upon allocation of the Purchase Price set forth on Schedule 1.33, or the terms of the Security Agreements, including, without limitation, taking an inconsistent position on any Tax return, before any Governmental Entity charged with the collection of any Tax, or in any Action relating to any Tax.

2.02
Sale and Purchase of Acquired Assets. In accordance with the terms and upon the conditions of this Agreement, at the Closing, Seller will sell, convey, assign and transfer to Buyer all of Seller's right, title and interest in and to the Acquired Assets and Assumed Liabilities, and Buyer will purchase, acquire, accept and assume, the Acquired Assets and Assumed Liabilities; provided, however, the Supply Contracts and certain purchase orders, contracts, agreements and other obligations or portions thereof described in Section 1.37, will be sold, conveyed, assigned and transferred to Buyer by Seller, and Buyer will purchase, acquire, accept and assume the rights and Assumed Liabilities with respect thereto.

ARTICLE III
CLOSING

3.01	Actions to be Taken at Closing. At the Closing, the following actions will be taken:
	(a)	Seller will deliver to Buyer, duly executed, the following:
(i)
a bill of sale in a form reasonably acceptable to Seller and Buyer for those Acquired Assets, including the Chem Ops buildings, that will not be transferred pursuant to specific documents described elsewhere in this Section 3.01(a);
(ii)
a certificate by a Vice-President of P&GP, in a form reasonably acceptable to Seller and Buyer, the warranties and representations set forth in ARTICLE IV of this Agreement are true and correct as of Closing;
(iii)
documents transferring the Real Property to OSG Norwich Pharmaceuticals, Inc., including one or more Deeds, an Assignment of Sublessee's Rights Under three (3) Subleases; and any other documents necessary to convey Seller's interest in the Real Property (collectively, the "Real Property Transfer Documents");
		(iv)	Consent to Assignment of the Leases from Chenango County IDA;
		(v)	assignments in a form reasonably acceptable to Seller and Buyer for those Acquired Assets that will not be transferred pursuant to other specific documents set forth in this Section 3.01(a);
(vi)
certified copies of the resolutions by Seller's board of directors or any other necessary corporate actions of Seller, authorizing the execution and performance of this Agreement and the consummation of the transactions contemplated hereby; and
		(vii)	such other documents as are, in the reasonable opinion of counsel for Seller or Buyer, necessary or desirable to transfer the Assumed Liabilities and Acquired Assets to Buyer.
	(b)	Buyer will deliver to Seller, duly executed, the following:
(i)
a certificate by the President or a Vice-President of Buyer, in a form reasonably acceptable to Seller and Buyer, to the effect that, to the Knowledge of Buyer, the warranties and representations set forth in ARTICLE V of this Agreement are true and correct as of the Closing;
		(ii)	the Security Agreements;
		(iii)	a receipt for the Acquired Assets in a form reasonably acceptable to Seller and Buyer;
(iv)
certified copies of the resolutions by Buyer's board of directors or any other necessary corporate actions of Buyer, authorizing the execution and performance of this Agreement and the consummation of the transactions contemplated hereby; and

		(v)	such other documents as are, in the reasonable opinion of counsel for Seller or Buyer, necessary or desirable to transfer the Assumed Liabilities and Acquired Assets to Buyer.
	(c)	Seller and Buyer concurrently will duly execute and deliver to each other:
		(i)	certificates of incumbency for all officers executing documents in connection with the Transaction Documents;
		(ii)	the Contract Manufacturing Services Agreements;
		(iii)	the Assumption Agreement;
		(iv)	the Assumption of the Leases for the Chenango County IDA.
	(d)	Chicago Title Insurance Company ("Title Company") will deliver to Buyer the Title Policies (defined below).
3.02
Interdependence. The transfers and deliveries described in this ARTICLE III are mutually interdependent and are to be regarded as occurring simultaneously as of the Effective Time. Unless agreed to in writing by Seller and Buyer, no such transfer or delivery will become effective until all other transfers and deliveries provided for in this ARTICLE III have also become effective.
3.03
Time and Place of Closing. Subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE VII and ARTICLE VIII, the Closing will take place in Cincinnati, Ohio at the offices of Procter & Gamble as soon as practicable and, in any event, not later than 10 Business Days after the conditions to Closing set forth in Section 7.01, 7.03, 8.01 and 8.03 have been satisfied.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF P&G

P&G and P&GP represents and warrants the following as of the date of this Agreement and as of the Closing.

4.01	Authority. Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate proceedings on the part of Seller that are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have occurred, and, assuming proper execution and delivery by Buyer, this Agreement is enforceable against Seller in accordance with its terms and the other Transaction Documents will be enforceable in accordance with their terms upon execution and delivery to Buyer, in each case, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief.

4.02
Equipment and Buildings. Seller does not warrant that it is turning over at Closing all Equipment listed on Schedule 1.20. Except as set forth on Schedule 4.02 or where not Material, the Equipment and the Chemical Operations buildings, Norwich Plant buildings and other improvements on the Real Property (collectively, the "Buildings") are in reasonable operating condition and repair and are adequate for their current uses, and the Equipment and the Buildings delivered at Closing constitute all equipment and buildings needed, and are in the condition needed, to operate at the level and quality of production required by the Contract Manufacturing Services Agreements. Based upon Seller's knowledge and the absence of any receipt of notice of noncompliance, the Equipment and the Buildings, as maintained, will, at the Effective Time, comply in all Material respects with existing Environmental Laws and applicable Health and Safety Laws. Seller disclaims any and all other warranties of merchantability or fitness for any purpose with respect to the Equipment or the Buildings.
4.03
Financial Information. To the Knowledge of P&G, the Financial Information is in accordance with the books and records of Seller and is accurate (except for non-Material errors or omissions) and fairly presents the operations of the Norwich Plant and Chemical Operations for the periods indicated on Schedule 1.23, except where not Material.
4.04
Finder's Fees and Commissions. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.
4.05
Authorizations. No Authorization is needed by Seller for the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Schedule 4.05 or where the failure to obtain such Authorization will be Material to this Agreement or the consummation of the transactions contemplated hereby.
4.06	Reserved.
4.07
Litigation and Claims. There is no Action pending or, to the Knowledge of Seller threatened against or involving Seller which questions or challenges the validity of this Agreement or any action to be taken pursuant hereto, except as set forth in Schedule 4.07 or where such litigation will not be Material to the Transaction Documents or the consummation of the transactions contemplated hereby.
4.08
Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of its country or state of incorporation and is duly authorized to do business therein, with full corporate power to own its properties and conduct the Business as presently conducted by it, except where qualification to do business is not Material.
4.09
Recent Conduct of the Business. Except where not Material or as set forth in Schedule 4.09, from March 30, 2001 until the date of this Agreement, Seller has conducted the operations of the Norwich Plant and Chemical Operations in the same manner as it has been conducted by Seller during the one-year period immediately preceding March 30, 2001.
4.10
Title to Acquired Assets. Seller has and will convey to Buyer good and marketable title to all of the Acquired Assets free and clear of any security interests, liens, pledges, claims, charges, options or other encumbrances, except as set forth in Schedule 4.10, Section 4.02 or disclosed in the title commitments obtained by Buyer in connection with the Real Property, or where not Material. Buyer acknowledges and agrees that Seller makes no other representations or warranties of any kind, including, without limitation, representations or warranties of merchantability or fitness.

4.11
Violations/Breaches. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate any law, rule or regulation or order, judgment, or decree binding on Seller and will not result in a breach of any term of the certificate of incorporation, code of regulation or by-laws of Seller or, to the knowledge of P&G, of any contract, agreement or other instrument to which Seller is a party, except where not Material.
4.12
Compliance with Applicable Laws. Except as set forth in Schedule 4.12 or where not Material, the Norwich Plant and Chemical Operations are being conducted in compliance with all Material statutes, laws, ordinances, rules, orders and regulations applicable and, since January 1, 2000, Seller has not received any written communication from a Governmental Entity that alleges the Norwich Plant or Chemical Operations are not in such compliance. All notices received prior to January 1, 2000 have been resolved except as described on Schedule 4.12.
4.13
Contracts. Except as set forth in Schedule 1.17, to the Knowledge of Seller, each Contract is in full force and effect and is enforceable by Seller in accordance with its terms, except where not Material. Except as set forth in Schedule 1.17 or where not Material, Seller has performed all obligations required to be performed by it to date under the Contracts and Supply Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.
4.14
Permits. Except as set forth in Schedule 4.14, Seller possesses all licenses, permits and other approvals of Governmental Entities necessary to enable it to carry on the operations of the Norwich Plant and Chemical Operations as it is currently conducted except where not Material.
4.15
Environmental Matters. Except as disclosed in Schedule 4.15, the Norwich Plant is not currently in violation of or subject to any existing, pending or, to Seller's knowledge, threatened, investigation or inquiry by any governmental authority or required to undertake any remedial obligations under any Environmental Law.

As used herein, "Environmental Laws" means any laws or regulations pertaining to the environment, as in effect on the date hereof and the Closing Date, including (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 USC 9601 et seq), as amended, including, without limitation, as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and regulations promulgated thereunder; (ii) the Resource Conservatory and Recovery Act of 1976 (USC 6901 et seq), as amended and regulations promulgated thereunder; and (iii) the provisions contained in any similar state or local statutes or regulations relating to environmental matters applicable to the Acquired Assets or to operations relating to the Acquired Assets.
4.16	Employee Benefits.
(a)
Each P&GP employee benefit plan for the benefit of the employees of the Norwich Plant and Chem Ops prior to the Effective Time (the "Benefit Plans") has been maintained and administered in all material respects in accordance with its terms and any related agreements, and with all applicable laws, and P&G has made all payments and contributions required to be made thereunder.
(b)
There are no investigations, proceedings, or lawsuits, either currently in progress or expected to be instituted in the future, against any Benefit Plan, by any Governmental Entity or on behalf of any participant, beneficiary or fiduciary thereunder.
(c)
All vacation pay, bonuses, commissions, and other emoluments for employees of the Norwich Plant and Chem Ops are reflected and have been properly accrued in the financial information provided by P&G to Buyer and such accruals are adequate to meet the bona fide claims of employees.

4.17
Leases from Chenango County IDA. The Bond and Additional Bonds as defined in the Leases from Chenango County IDA (the "Leases") have been fully repaid. All rent associated with the Leases has been paid in full as of the date hereof. The Leases are in full force and effect and Seller is not in default with respect to the Leases. Seller has delivered to Buyer true and complete copies of the Leases.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants the following as of the date of this Agreement and as of the Closing.

5.01	Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate proceedings on the part of Buyer or its Affiliates that are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have occurred, and, assuming proper execution and delivery by Seller, this Agreement is enforceable against Buyer in accordance with its terms and the other Transaction Documents will be enforceable in accordance with their terms upon execution and delivery to Seller, in each case, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief.
5.02
Finder's Fees and Commissions. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.
5.03	Reserved.
5.04
Authorizations. No Authorization is needed by Buyer for the execution, delivery, or performance of this Agreement and the consummation of the Transaction Documents contemplated hereby, except as set forth in Schedule 5.04 or where the failure to obtain such Authorization will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby.
5.05
Litigation and Claims. There is no Action pending or, to the Knowledge of Buyer, threatened against or involving Buyer which questions or challenges the validity of this Agreement or any action to be taken pursuant hereto, except as set forth in Schedule 5.05 or where such litigation as will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby.
5.06	Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly authorized to do business therein.
5.07
Violations/Breaches. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby do not violate any law, rule or regulation or order, judgment, or decree binding on Buyer and will not result in a breach of any term of the certificate of incorporation, by-laws or debt documents of Buyer or to the knowledge of Buyer of any contract, agreement or other instrument to which Buyer is a party, except such violations as will not have a material adverse effect on the Transaction Documents or the consummation of the transactions contemplated hereby.
5.08
Non-Reliance. In evaluating and entering into this Agreement and the other Transaction Documents, Buyer has not relied and is not relying on any representations, warranties or other statements, whether oral or written, except those representations and warranties specifically set forth in this Agreement or the other Transaction Documents.

ARTICLE VI
COVENANTS

6.01	Operation of the Business Prior to Closing. Except where not Material and except for actions taken pursuant to the prior consent of Buyer, Seller from the date of this Agreement until the Closing will:
	(a)	conduct the Norwich Plant operations and Chemical Operations in the ordinary course;
	(b)	not transfer any of the Acquired Assets;
	(c)	continue to meet the contractual obligations of, and pay obligations relating to, the Norwich Plant operations and Chemical Operations as they mature in the ordinary course; and
(d)
maintain in the ordinary course the business relations of Seller with its suppliers, business customers and others with whom it has business relations in connection with the Norwich Plant operations and Chemical Operations.
6.02	Efforts to Close.
(a)
Seller and Buyer will use all reasonable efforts to cause all of the conditions, as specified in ARTICLE VII and ARTICLE VIII of this Agreement, to the obligations of the others to consummate the transactions contemplated hereby to be met as soon as practicable after the date of this Agreement.
(b)
Seller and Buyer will comply fully with all applicable notification, reporting and other requirements of the FDA. Seller and Buyer have or promptly will file the required notifications with the FDA pursuant to and in compliance with the Federal Food and Drug Act. Seller and Buyer will as soon as practicable file any additional information reasonably requested by any Governmental Entity.
(c)
Seller and Buyer will each use its best efforts to obtain, as soon as practicable, the Authorizations that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby and will cooperate fully with each other in promptly seeking to obtain such Authorizations.
(d)
Buyer will, and will cause its Affiliates to, promptly take any and all reasonable actions to the extent required to eliminate any concerns on the part of any Governmental Entity regarding the legality under any Antitrust Law of Buyer's purchase of the Acquired Assets and the consummation of the transactions contemplated hereby.
6.03	Employee Matters.
(a)
Seller shall, at or prior to Closing, take necessary steps to reduce the total workforce to be employed by Buyer to support achievement of 215 staffing level on 7/1/01, excluding Global Stability, Chemical Operations, and Woods Corners Facility Maintenance (WCFM).

Seller shall be solely responsible for associated payments and liabilities to support further staffing reductions toward the base staffing level of 165 staff, excluding Global Stability, Chemical Operations, and Woods Corners Facility Maintenance (WCFM), by December 2003. These payments and liabilities will be limited to employees and are detailed in Schedule 6.03(a).
(b)
Employees of the Norwich Plant and Chem Ops who will become employees of Buyer shall remain employees of Seller until 11:59 p.m., June 30, 2001, or such other date as mutually determined by the parties.

(c)
Schedule 6.03(c) contains a list of all employees who will transition from Seller to Buyer who are currently on any form of disability leave. The Seller is responsible for any and all costs paid to those employees until such time as they are declared by Buyer's physician as fit for duty and returned to full time work status.
(d)
Seller shall be responsible for any and all workers' compensation claims that are open status at the time of the Closing for employees transitioning from Seller to Buyer. Schedule 6.03(c) contains a list of open cases.
6.04	Environmental Matters.
(a)
Any liability for violations of any Environmental Law associated with Chemical Operations, except those arising out of Buyer's misconduct or negligence after the Closing, shall remain a liability of Seller and shall be an Excluded Liability for the purposes of this Agreement. This covenant shall inure only to the benefit of Buyer and its Affiliates and shall not inure to the benefit of Buyer's successors or assigns.
(b)
At the cessation of the operation of Chemical Operations, Seller shall have all responsibility and maintain all liability for site clearance of Chemical Operations and such liabilities shall be an Excluded Liability for the purpose of this Agreement.
	(c)	All other issues relating to Environmental Matters shall be resolved in accordance with the addendum attached as Exhibit 6.04(c).
6.05
Bulk Transfer Laws. Buyer waives compliance by Seller with any laws relating to Uniform Commercial Code bulk transfers and Uniform Commercial Code bulk sales applicable to the transactions contemplated by this Agreement; provided, however, Seller will take all steps required to comply with any bulk sales requirements related to state sales tax statutes.
6.06	Confidentiality.
(a)
Except to the extent contrary to the terms of this Agreement, the terms of the Confidential Disclosure Agreement dated October 2, 2000 between The Procter & Gamble Company and Buyer (the "Confidentiality Agreement") are hereby incorporated by reference and will continue in full force and effect until the Closing, at which time such Confidentiality Agreement will terminate only in respect of that portion of the Evaluation Material (for purposes of this Section 6.06, as defined in the Confidentiality Agreement plus any information covered by Paragraph 3 of the Confidentiality Agreement) which relates to the Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms. Under all circumstances, the Confidentiality Agreement will continue in full force and effect with respect to that portion of the Evaluation Material not related to the Business.
(b)
Except as otherwise expressly permitted by this Agreement, Seller and Buyer will not disclose, and will cause their respective Affiliates not to disclose, the terms of the Transaction Documents to any Person other than to such persons to whom disclosure of the terms of this Agreement is necessary for the consummation of the transactions contemplated hereby or for the operation of the Norwich Plant or Chem Ops. Any disclosure permitted by this Section 6.06(b) will be made on a confidential basis.

(c)
Notwithstanding anything to the contrary in this Agreement, Seller, Buyer and their respective Affiliates may disclose the terms of this Agreement to any Person, whether by providing such Person with photocopies of all or portions thereof or otherwise: (i) to the extent required by applicable laws, rules or regulations; (ii) as may be required in the reasonable opinion of Seller, Buyer, or their respective Affiliates, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement; or (iii) as may be required, in the reasonable opinion of Seller, Buyer, or their respective Affiliates, as the case may be, in the defense of Seller, Buyer, or their respective Affiliates in any Action.
(d)
If this Agreement is, for any reason, terminated prior to the Closing, Buyer will promptly return to Seller all copies of Evaluation Material in its possession or in the possession of any Person acting on behalf of or in the interests of Buyer or its Affiliates; provided, however, that the portion of the Evaluation Material which consists of analyses, compilations, studies or other documents prepared by Buyer or its Affiliates or any Person acting on their behalf or in their interest will be destroyed and such destruction will be confirmed in writing to Seller.
(e)
Any press releases, public announcements or similar publicity with respect to this Agreement or the transactions contemplated hereby must be approved by Seller and Buyer in advance, provided that such approval may not be unreasonably withheld or delayed, and further provided that nothing herein will prevent Seller or Buyer or their respective Affiliates, upon reasonable notice to the others, from making public announcements to comply with the requirements of law or any listing agreement with any securities exchange or to inform their respective employees of the transactions contemplated by this Agreement.
	(f)	Seller's employees who transition from Seller to Buyer will be required to complete the Confidentiality Agreement provided as Exhibit 6.06(f).
6.07
Cooperation in Litigation. For a period of three (3) years after the Effective Time, Seller and Buyer will, in the defense of any third-party Action relating to the operation of the Norwich Plant or Chemical Operations, make available during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records of the Norwich Plant operations or Chemical Operations reasonably necessary to permit the effective defense or investigation of such Action. If information other than that pertaining to the Norwich Plant operations or Chemical Operations is contained in such records, Seller and Buyer will either agree that such information may be omitted or redacted by the producing party, or will enter into appropriate secrecy commitments to protect such information to the extent permitted by applicable law.
6.08
Cooperation in Tax Matters. For a period of five years, Seller and Buyer will make available during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records, wherever they may be maintained, of the Norwich Plant operations or Chemical Operations reasonably necessary in connection with the filing of any Tax return, amended return or claim for refund; determining a liability for Taxes or a right to refund for Taxes; or in conducting an audit or other proceeding in respect of Taxes.

6.09
Cooperation of Third Parties. Where the cooperation of third parties, such as the County of Chenango Industrial Development Agency, or other insurers or trustees would be necessary in order for a party to completely fulfill its obligations under the Transaction Documents, such party will use all reasonable efforts to cause such third Parties to provide such cooperation. Seller and Buyer have attempted to identify all of their respective Affiliates that should be parties to this Agreement and, as applicable, the other Transaction Documents, and have caused such Affiliates to become parties to this Agreement and, as applicable, any other Transaction Documents. If any Affiliate of P&G or Buyer is not a party to this Agreement or, as applicable, any other Transaction Documents, and such Affiliate should have been a party hereto or thereto to carry out the purpose hereof or thereof, then P&G or Buyer, as applicable, will cause such Affiliate to become a party hereto or thereto or cause such Affiliate to undertake such actions as if such Affiliate were such a party, in each case, with such Affiliate being deemed to be, as applicable, a "Seller," "Buyer," "Supplier," etc.
6.10
Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of Seller and Buyer will bear its own costs and expenses, except that all Taxes in connection with the transactions contemplated by this Agreement (except Taxes on the income of Seller) will be borne by Buyer. The Seller and Buyer agree to split equally the real estate transfer taxes and mortgage taxes, escrow fees and recording fees, and an owner's policy, leasehold policy and mortgagee policy of title insurance, arising out of this transaction incurred by either of the parties. Buyer will provide copies to Seller of all receipts from any Governmental Entity evidencing payment of such Taxes and other fees and will assist Seller in claiming relief from double taxation.
6.11
Rights of Way at Woods Corners Site. Buyer is contracting to purchase certain buildings at the Chemical Plant in the locations listed on Schedule 1.01(g) (the "Chem Ops Buildings"). Seller grants to Buyer and its employees and authorized guests the non-exclusive right to use the Egress Road for ingress and egress to the Chem Ops Buildings at the Chemical Plant and to park in the area labeled "Parking" on Schedule 1.01(g). Seller reserves the right to operate security gates, conduct security checks, require auto decals and to establish other rules and requirements for the secure and efficient operation of the Chemical Plant property and Buyer covenants to abide by all such rules and regulations which are disclosed to Buyer in writing.

Seller, at its sole cost and expense, shall provide lighting and snow removal services and shall repair and maintain the access roads and "Parking" area in substantially the same condition as Seller maintains all other roadways and parking areas at the Woods Corners Site.

If either party determines that it is necessary or desirable to record these rights of way, that party shall prepare a separate instrument in recordable form containing the specific rights granted in this Section 6.11 and both parties shall sign the instrument.
6.12
Additional Documents. From time to time after the Closing, Seller and Buyer will, and will cause their respective Affiliates to, execute and deliver, without further consideration, such documents as any of them may reasonably request, in such form as may be appropriate, if necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, assignment and assumption agreements with respect to the Supply Contracts and certain purchase orders, contracts, agreements and other obligations described in Section 6.15.

6.13
Tax Records. Buyer will preserve and keep all Books and Records received from Seller relating to Tax matters of the Norwich Plant operations and Chemical Operations ("Tax Records") until the expiration of the appropriate statutes of limitations with respect to such Tax matters. Until such expiration, representatives of Seller will, upon reasonable notice, have access to such Tax Records during normal business hours to, examine, inspect and copy them. After such expiration, but prior to disposal, Buyer will inform Seller of its intent to dispose of any Tax Records, and will provide Seller with a reasonable opportunity to obtain such Tax Records as they deem appropriate.

6.14
Use of Seller's Name or Reputation/Packaging Materials. Except as specifically set forth herein and in the Contract Manufacturing Services Agreements, Buyer will not operate the Norwich Plant or Chemical Operations utilizing, based on or taking advantage of, the name, reputation or corporate goodwill of Seller. Except as permitted by the Contract Manufacturing Services Agreements, Buyer will cease use of packaging, advertising, sales and promotional materials bearing any of Seller's corporate names, product identification numbers or consumer information telephone numbers after the Effective Time.

6.15
Assignment, Assumption and Consent. Seller will use reasonable efforts to obtain the consent of any third-party to any purchase order, contract, agreement or other obligation listed in Schedule 1.17, which consent is required for the assignment of any such purchase order, contract, agreement or other obligation from Seller to Buyer. For no additional consideration, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire, accept and assume such purchase orders, contracts, agreements and other obligations with respect to the manufacture or contract manufacture of products pursuant to the Contract Manufacturing Services Agreements, after obtaining such required consent, if obtained, and after the termination or expiration of the Contract Manufacturing Services Agreements. If consent to assignment is not received on any Contract where required, Buyer shall have no duty to perform under any such Contract. Buyer shall have no duty to perform any third party contracts where a Board of Health Registration or other permit is required and such third party contractor does not have the required permit(s).

6.16
Additional Records. At Closing, Seller will provide to Buyer copies of books, records or other documents, if any, which are not exclusively used in the Business, but which are necessary for the operation of the Norwich Plant or Chemical Operations. Seller may redact from such copies any information that does not relate to the Business and Buyer will have the right to use such copies only in connection with its operation and ownership of the Norwich Plant or Chemical Operations.

6.17
Supplements to Schedules. From time to time prior to the Effective Time, Seller may supplement or amend the schedules to this Agreement with respect to any matter hereafter arising, that if existing or occurring at the date of this Agreement, would have been required by this Agreement to be set forth or described in its schedules.

6.18
Board of Health Registrations. For a reasonable period of time after Closing, Seller will use reasonable efforts to obtain the consent of, and to provide notice to, any Board of Health, which consent or notice is required for Buyer to purchase, acquire, accept and assume from Seller the Board of Health Registrations. For no additional consideration and at such time as Seller and Buyer agree after obtaining such consent, if obtained, and giving of such notice, Seller will sell, convey, assign, transfer and deliver to Buyer and Buyer will purchase, acquire, accept and assume all such Board of Health Registrations.

ARTICLE VII
CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

All obligations of Seller to sell the Acquired Assets, to transfer the Norwich Plant and Chemical Operations, and to perform any other action at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by Seller in whole or in part without notice of such waiver to Buyer.

7.01
Authorizations/Waiting Periods. All Authorizations legally required for the Closing will have been obtained, except where failure to obtain such Authorizations will not be Material to this Agreement or the consummation of the transactions contemplated hereby.

7.02
No Injunction/Order. No preliminary or permanent injunction or other order will have been issued that would make unlawful the consummation of the transactions contemplated by this Agreement.

7.03
Performance of Buyer's Obligations. Buyer will have fully performed all commitments required by this Agreement to be performed prior to Closing (except for those which, in the aggregate, will not be Material to this Agreement or the consummation of the transactions contemplated hereby) and will have tendered at the Closing, the Purchase Price and the documents required in Section 3.01(b) and (c).

7.04
Buyer's Representations and Warranties True. All representations and warranties of Buyer contained in this Agreement will be true and correct as of the Closing, except for those which, individually or in the aggregate, will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VIII
CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

All obligations of Buyer to purchase the Acquired Assets, to assume the Assumed Liabilities, and to perform any other action at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by Buyer in whole or in part without notice of such waiver to Seller.

8.01
Authorizations/Waiting Periods. All Authorizations legally required for the Closing will have been obtained, except where failure to obtain such Authorizations will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby.

8.02
No Injunction/Order. No preliminary or permanent injunction or other order will have been issued that would make unlawful the consummation of the transactions contemplated by this Agreement.

8.03
Performance of Seller's Obligations. Seller will have fully performed all commitments required by this Agreement to be performed prior to Closing, except where not Material, and will have tendered at the Closing, the documents required in Section 3.01(a) and (c).

8.04
Seller's Representations and Warranties True. All representations and warranties of Seller contained in this Agreement will be true and correct as of the Closing, except where not Material.

8.05
Title Insurance. Title Company shall be irrevocably committed to issue to Buyer the title policies (collectively, the "Title Policies") satisfying the requirements set forth in Schedule 8.05.

ARTICLE IX
INDEMNIFICATION AND ARBITRATION

9.01
Indemnification by Seller.

(a)
Subject to the terms and conditions of this Agreement, Seller will defend, indemnify and hold Buyer harmless from and against all claims, losses, liabilities, damages, costs and expenses (including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party Action, but excluding fees, costs and expenses of attorneys, accountants, consultants and other experts and witnesses incurred in the investigation or prosecution of any non-third-party Action) arising out of or related to an Excluded Liability or breach of a representation or warranty or covenant of Seller in this Agreement.

  (b)
  Promptly after receipt by Buyer of notice of any third-party Action in respect of which indemnity may be sought against Seller hereunder (for purposes of this Section 9.01, a "Buyer's Assertion"), Buyer will notify Seller in writing of the Buyer's Assertion, but the failure to so notify Seller will not relieve Seller of any liability they may have to Buyer, except to the extent Seller has suffered actual prejudice thereby. Seller will be entitled to participate in and, to the extent Seller elects by written notice to Buyer within thirty (30) days after receipt by Seller of notice of such Buyer's Assertion, to assume the defense and investigation of such Buyer's Assertion, at Seller's own expense, with counsel chosen by them which will be reasonably satisfactory to Buyer. With respect to any such Buyer's Assertion, Buyer will promptly provide Seller with: (i) notice and copies of any documents served upon Buyer; and (ii) all reasonable cooperation which Seller deems necessary to defend such Buyer's Assertion, including, without limitation, providing Seller and its outside attorneys access to any potentially-relevant documents, information, or individuals within the control of Buyer, other than any privileged documents. If business information of Buyer other than that pertaining to the Norwich Plant and Chemical Operations is contained in such documents or information, Seller and Buyer will enter into appropriate secrecy commitments to protect such documents or information. Notwithstanding that Seller may have elected by written notice to assume the defense of any Buyer's Assertion, Buyer will have the right to participate in the investigation and defense thereof, with separate counsel chosen by Buyer, but in such event the fees and expenses of Buyer (above those which would otherwise have been incurred) and such separate counsel will be paid by Buyer.

  (c)
  Notwithstanding anything in this Section 9.01 to the contrary: (i) Seller will have no obligation with respect to any Buyer's Assertion if, in connection therewith, Buyer, without the written consent of Seller, settles or compromises any Action or consents to the entry of any judgment; and (ii) Seller will not, without the written consent of Buyer with respect to any Buyer's Assertion: (A) settle or compromise any Action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Buyer of a duly executed written release of Buyer from all liability in respect of such Action, which release will be reasonably satisfactory in form and substance to counsel for Buyer; or (B) settle or compromise any Action in any manner that, in the reasonable judgment of Buyer or its counsel, will materially adversely affect Buyer other than as a result of money damages or other money payments.

  (d)
  Upon the payment of any settlement or judgment pursuant to this Section 9.01 with respect to any Buyer's Assertion, Seller will be subrogated to all rights and remedies of Buyer against any third party in respect of such Buyer's Assertion to the extent of the amount so paid by Seller.

  (e)
  The indemnity provided for by this Section 9.01 will be Buyer's exclusive source of recovery against Seller with respect to matters covered hereby; provided, however, this indemnity shall not be the exclusive source of recovery where there is a judgment of fraud in the inducement.

9.02
Indemnification by Buyer.

(a)
Subject to the terms and conditions of this Agreement, Buyer will defend, indemnify and hold Seller harmless from and against all claims, losses, liabilities, damages, costs and expenses (including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party Action, but excluding fees, costs and expenses of attorneys, accountants, consultants and other experts and witnesses incurred in the investigation or prosecution of any non-third-party Action) arising out of or related to an Assumed Liability or breach of a representation or warranty or covenant of Buyer in this Agreement.

  (b)
  Promptly after receipt by Seller of notice of any Action in respect of which indemnity may be sought against Buyer hereunder (for purposes of this Section 9.02, a "Seller's Assertion"), Seller will notify Buyer in writing of the Seller's Assertion, but the failure to so notify Buyer will not relieve Buyer of any liability it may have to Seller, except to the extent Buyer has suffered actual prejudice thereby. Buyer will be entitled to participate in and, to the extent Buyer elects by written notice to Seller within thirty (30) days after receipt by Buyer of notice of such Seller's Assertion, to assume the defense and investigation of such Seller's Assertion, at its own expense, with counsel chosen by it which will be reasonably satisfactory to Seller. With respect to any such Seller's Assertion, Seller will promptly provide Buyer with: (i) notice and copies of any documents served upon Seller; and (ii) all reasonable cooperation which Buyer deems necessary to defend such Seller's Assertion, including without limitation providing Buyer and its outside attorneys access to any potentially-relevant documents, information, or individuals within the control of Seller, other than any privileged documents. If business information of Seller other than that pertaining to the Norwich Plant and Chemical Operations is contained in such documents or information, Seller and Buyer will enter into appropriate secrecy commitments to protect such documents or information. Notwithstanding that Buyer may have elected by written notice to assume the defense of any Seller's Assertion, Seller will have the right to participate in the investigation and defense thereof, with separate counsel chosen by Seller, but in such event the fees and expenses of Seller (above those which would otherwise have been incurred) and such separate counsel will be paid by Seller.

  (c)
  Notwithstanding anything in this Section 9.02 to the contrary: (i) Buyer will have no obligation with respect to any Seller's Assertion if, in connection therewith, Seller, without the written consent of Buyer, settles or compromises any Action or consent to the entry of any judgment; and (ii) Buyer will not, without the written consent of Seller with respect to any Seller's Assertion: (A) settle or compromise any Action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Seller of a duly executed written release of Seller from all liability in respect of such Action, which release will be reasonably satisfactory in form and substance to counsel for Seller; or (B) settle or compromise any Action in any manner that, in the reasonable judgment of Seller or its counsel, will materially adversely affect Seller other than as a result of money damages or other money payments.

  (d)
  Upon the payment of any settlement or judgment pursuant to this Section 9.02 with respect to any Seller's Assertion, Buyer will be subrogated to all rights and remedies of Seller against any third party in respect of such Seller's Assertion to the extent of the amount so paid by Buyer.

  (e)
  The indemnity provided for by this Section 9.02 will be Seller's exclusive source of recovery against Buyer with respect to matters covered hereby; provided, however, this indemnity shall not be the exclusive source of recovery where there is a judgment of fraud in the inducement.

9.03
Dispute Resolution.

(a)
Any Action asserted by Seller against Buyer or by Buyer against Seller (a "Claim") arising out of or related to breaches of the representations and warranties, covenants and indemnifications contained in this Agreement, and Claims arising out of or related to the other Transaction Documents including, with regard to all of the Transaction Documents, any

    Claim for indemnification pursuant to ARTICLE IX hereof or any issue as to whether or not a Claim is arbitrable, will be resolved pursuant to the procedures described in this Section 9.03.

  (b)
  Should any Claim arise, Seller and Buyer will first attempt to resolve such Claim by entering into good faith negotiations by or among their appropriate employees or officers. Such negotiations will commence as soon as practicable after Seller and Buyer have each received notice of such Claim, but no later than ten (10) days after such receipt, and will terminate thirty (30) calendar days after such commencement. During negotiations, Seller and Buyer will not have the right to any discovery, unless agreed by each of Seller and Buyer.

  (c)
  Any Claim which has not been resolved pursuant to Section 9.03(b) of this Agreement will be referred to good faith negotiations by or among one or more Vice Presidents of Seller and Buyer. Such negotiations will commence as soon as practicable after termination of the negotiations described in Section 9.03(b), but not later than ten (10) business days thereafter, and will terminate thirty (30) calendar days after such commencement. During the negotiations, Seller and Buyer will not have the right to any discovery, unless agreed by Seller and Buyer.

  (d)
  Any Claim which has not been resolved pursuant to Section 9.03(c) of this Agreement will be determined by arbitration. The arbitration will be conducted by one arbitrator, who will be appointed pursuant to the rules of the American Arbitration Association. The arbitration will be held in North Norwich, New York and will be conducted in accordance with the rules of the American Arbitration Association, except that the rules set forth in this Section 9.03(d) will govern such arbitration to the extent they conflict with the rules of the American Arbitration Association. Seller and Buyer will use their best efforts to cause the arbitration to be conducted in an expeditious manner. Seller and Buyer will use their best efforts to cause the arbitration to be completed within sixty (60) days after selection of the arbitrator. In the arbitration, New York law will govern, except to the extent that those laws conflict with the rules of the American Arbitration Association and the provisions of this Section 9.03(d). There will be discovery as per the Federal Rules of Civil Procedure, but it shall be limited to three (3) depositions each for Seller and Buyer. All other procedural matters will be within the discretion of the arbitrator. In the event a Person fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrator, the arbitrator will fix a reasonable period of time for compliance and, if the Person does not comply within said period, a remedy deemed just by the arbitrator, including an award of default, may be imposed. The determination of the arbitrator will be final and binding on the Seller and Buyer. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees associated with conducting an arbitration shall be split between the parties equally.

9.04
Damage Limitations.

(a)
Notwithstanding anything to the contrary in the Transaction Documents, none of Seller nor Buyer will be permitted to recover any consequential, indirect, or punitive damages arising out of or related to this Agreement, regardless of the form of the Claim or Action, including without limitation Claims or Actions for indemnification, tort, breach of contract, warranty, representation or covenant.

(b)
Seller's aggregate liability arising out of or related to breaches of representations and warranties set forth in this Agreement, regardless of the form of the Claim or Action, including, without limitation, Claims or Actions for indemnification, tort, breach of contract, warranty or representation, is limited to the amount by which all such liabilities exceed $50,000 (Fifty Thousand Dollars) for an individual occurrence or $100,000 (One Hundred

    Thousand Dollars) for aggregated occurrences; and in no event will Seller's aggregate liability exceed a total of $2,000,000 (Two Million Dollars).

  (c)
  Seller's aggregate liability arising out of or related to Excluded Liabilities shall not be limited.

  (d)
  Buyer's aggregate liability arising out of or related to breaches of representations and warranties set forth in this Agreement, regardless of the form of the Claim or Action, including without limitation Claims or Actions for indemnification, tort, breach of contract, warranty or representation, is limited to the amount by which all such liabilities exceed $50,000 (Fifty Thousand Dollars) for an individual occurrence or $100,000 (One Hundred Thousand Dollars) for aggregated occurrences; and in no event will Buyer's aggregate liability exceed a total of $2,000,000 (Two Million Dollars).

  (e)
  In the event any Claim or Action hereunder results in a Tax benefit or is an insured loss to the indemnified Person, the indemnifying Person will be entitled to a credit against any liability thereunder in the amount agreed to by the parties, or determined by the arbitrator, to be the amount by which any Taxes of the indemnified Person will be reduced by reason of any deduction or adjustment allowed the indemnified Person for any payment, settlement or satisfaction of such claim, as well as in the amount of and to the extent of any insurance proceeds to which the indemnified Person is entitled. For the purposes hereof, it will be presumed that the maximum possible Tax benefit is derived in the shortest time period possible.

ARTICLE X
TERMINATION AND ABANDONMENT

10.01	Termination. This Agreement may be terminated at any time prior to closing:
	(a)	by mutual consent of Seller and Buyer;
	(b)	by Seller or Buyer if the Closing has not occurred by June 30, 2001, provided that the terminating party is not then in default hereunder; and
(c)
by Seller or Buyer, if any Governmental Entity has issued a final, non-appealable order, decree or ruling permanently enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.
10.02
Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.01 hereof, written notice thereof will promptly be given to all parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by Seller, or Buyer, and without additional liability on the part of any of them or their Affiliates, directors, officers, shareholders, employees, contractors and agents, except for Sections 6.06 and 6.10 and any definitions pertaining thereto, which sections will continue indefinitely to bind the parties as necessary to effectuate their purpose. Nothing contained in this Section 10.02 will release Seller or Buyer from liability for any breach of this Agreement prior to its termination.

ARTICLE XI
MISCELLANEOUS

11.01	Amendment and Modification. The Transaction Documents may be amended, modified, or supplemented only by the written agreement of Seller and Buyer. Seller and Buyer explicitly agree amendments, modifications and supplements to the Transaction Documents need not be executed by Seller other than P&GP.

11.02
Waiver of Compliance. Except as otherwise provided in the Transaction Documents, the failure by any Person to comply with any obligation, covenant, agreement or condition under such agreements may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of such agreements will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of such agreements or any part thereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be waiver of any other or subsequent breach.
11.03
Survival of Representations and Warranties; Other Matters. Each and every representation and warranty of Seller or Buyer contained in this Agreement, or any certificates or documents required to be delivered at Closing by any party pursuant to Section 3.01 of this Agreement, including, without limitation, the bill of sale, officer's certificates and receipts, will survive any investigation and will not be extinguished by the Closing, but will survive for a period of twenty-one (21) months from the Closing Date. Representations and warranties relating to title shall survive for five (5) years; representations and warranties pertaining to Taxes shall survive until the expiration of the applicable statutes of limitation; representations and warranties pertaining to environmental matters shall be set forth on Exhibit 6.04(c). No party may initiate any Claim nor will any party be responsible for any Action arising out of or related to a breach of a representation or warranty, regardless of the form of the Claim or Action, including, without limitation, indemnification, tort, breach of contract, warranty or representation, unless such Claim or Action is initiated prior to the expiration of the relevant representation or warranty. All covenants and agreements of the parties are subject to all applicable statutes of limitation, statutes of repose and other similar defenses provided by law or equity.
11.04
Notices. All notices required or permitted pursuant to the this Agreement will be in writing and will be deemed to be properly given when actually received by the person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:
Seller:
Procter & Gamble Pharmaceuticals, Inc. 8700 Mason-Montgomery Road Mason, Ohio 45040 Attention: Manager, Pharmaceuticals Product Supply
With a copy to:
Procter & Gamble Pharmaceuticals, Inc. 8700 Mason-Montgomery Road Mason, Ohio 45040 Attention: Associate General Counsel
Buyer:
OSG Norwich Pharmaceuticals, Inc. c/o Outsourcing Services Group, Inc. 25 Commerce Drive Allendale, NJ 07401 Attention: Perry M. Morgan

With a copy to:
Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive, 17th Floor Costa Mesa, CA 92626 Attention: Peter Tennyson, Esq.
11.05
Exhibits and Schedules; Incorporation by Reference. The Exhibits and Disclosure Schedules attached to this Agreement, each when executed and/or delivered, are incorporated by reference into and made a part of this Agreement. The fact that any document, asset, item, action, entity, event, condition, claim, agreement, or other matter (hereinafter collectively referred to as "Matter") is set forth or described or referred to in any one or more Exhibits or Disclosure Schedules will not be construed as a representation, warranty, acknowledgment or admission by any Person or as evidence that such Matter is, or may at any time be or have been, Material or in any way significant to the transactions contemplated by this Agreement.
11.06
Successors and Assigns. Notwithstanding anything in the Transaction Documents to the contrary, the Transaction Documents will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. Neither Seller nor Buyer may assign any of the Transaction Documents, or any of their rights or liabilities thereunder, without the prior written consent of the other party thereto, provided that Seller and Buyer may so assign, in whole or in part, to one or more of their Affiliates without consent. Any such assignment will not relieve the party making the assignment from any liability under such Transaction Documents.
11.07
Entire Agreement. The Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter thereof and will supersede all previous negotiations, commitments, and writings with respect to such subject matter. Seller makes no representations or warranties, whether express or implied, other than those specifically set forth in the Transaction Documents.
11.08
Severability. The illegality or partial illegality of any or all of the Transaction Documents, or any provision thereof, will not affect the validity of the remainder of the such agreements, or any provision thereof, and the illegality or partial illegality of any such agreements will not affect the validity of any such agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes such agreements to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.
11.09
Captions. The captions appearing in the Transaction Documents are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of such agreements or any of the provisions thereof.
11.10	Counterparts. The Transaction Documents may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one agreement.
11.11
Governing Law. The Transaction Documents, except the Security Agreements which will be governed by and in accordance with the laws indicated within each of the documents comprising the Security Agreements, will be governed by and construed in accordance with the laws of New York, whether common law or statutory, without reference to the choice of law provisions thereof.

        IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

Seller:		Buyer:
PROCTER & GAMBLE PHARMACEUTICALS, INC.		OSG NORWICH PHARMACEUTICALS, INC.
By:	/s/ Ronny L. Taff Ronny L. Taff Manager Pharmaceuticals Product Supply, and Authorized Agent	By:	/s/ Joseph M. Healy Joseph M. Healy President and CEO

Index to
Exhibits and Disclosure Schedules

Exhibit 1.06	Assumption Agreement
Exhibit 1.16(a)	Contract Manufacturing Services Agreements
Exhibit 1.16(b)	Chemical Manufacturing Supply Agreement
Exhibit 1.36	Security Agreements
Exhibit 6.04(c)	Addendum Regarding Environmental Matters
Exhibit 6.06(f)	Confidentiality Agreement
Schedule 1.01	Chem Ops Buildings
Schedule 1.09	Government Registrations
Schedule 1.10	Books and Records
Schedule 1.17	Contracts
Schedule 1.20	Equipment
Schedule 1.23	Financial Information
Schedule 1.27	Leases from Chenango County IDA
Schedule 1.33	Allocation of Purchase Price
Schedule 1.34	Real Property
Schedule 4.02	Equipment Exceptions
Schedule 4.05	Seller's Authorizations
Schedule 4.07	Seller's Litigation
Schedule 4.09	Conduct of Business
Schedule 4.10	Title
Schedule 4.12	Compliance with Laws
Schedule 4.14	Permits
Schedule 4.15	Environmental Matters
Schedule 5.04	Required Consents of OSGP
Schedule 6.03(a)	Employee Matters—Excluded Liabilities
Schedule 6.03(c)	Employee Disability, Workers' Compensation Listing
Schedule 8.05	Title Policies Requirements

Exhibit 1.06
ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Assignment and Assumption Agreement is made as of this 29th day of June, 2001 by and between Procter and Gamble Pharmaceuticals, Inc., an Ohio corporation (the "Assignor") and OSG Norwich Pharmaceuticals, Inc., a Delaware corporation and wholly owned subsidiary of Outsourcing Services Group, Inc. (the "Assignee").

        WHEREAS, Assignor and Assignee have entered into an Asset Sale and Purchase Agreement dated as of June 29, 2001 (the "Agreement");

        WHEREAS, pursuant to the terms and conditions of the Agreement, Assignor has agreed to assign all of its right, title and interest in and to the Contracts set forth in Exhibit A attached hereto; and

        WHEREAS, pursuant to the terms and conditions of the Agreement, Assignee has agreed to assume all of Assignors' obligations with respect to certain liabilities as set forth in Section 1.05 of the Agreement (the "Assumed Liabilities").

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

        1.    Defined Terms.    Capitalized terms not defined herein shall have the same meanings given to them in the Agreement.

        2.    Assignment and Assumption.    Assignor hereby assigns, conveys and transfers to Assignee all of Assignor's right, title, interest and benefit in and to the Assigned Contracts. Assignee hereby accepts such assignment and assumes and agrees to pay, perform and discharge the obligations and liabilities of Assignor arising under the Assigned Contracts and the Assumed Liabilities as set forth in the Agreement.

        3.    No Other Liabilities.    Except for the assignment and assumption of the foregoing Assigned Contracts and the Assumed Liabilities as specifically set forth in the Agreement, Assignee does not assume or agree to pay, perform or discharge any liabilities or obligations (accrued, contingent or otherwise) of Assignor. Anything herein to the contrary notwithstanding, Assignor is retaining and not selling, conveying, transferring, assigning or delivering to Assignee the Excluded Assets or the Excluded Liabilities.

        4.    Further Assurances.    Assignee and Assignor will, at any time and from time to time after the date hereof, upon the request of the other party, do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required to complete the assignment of the Assigned Contracts and the assumption of the Assumed Liabilities hereunder.

        5.    Binding Effect.    This Assignment and Assumption shall inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns.

        6.    Governing Law.    This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

        IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption as of the date first written above.

Assignor:
Procter and Gamble Pharmaceuticals, Inc.
By:	/s/ Ronny L. Taff Ronny L. Taff Manager Pharmaceuticals Product Supply, and Authorized Agent
Assignee:
OSG Norwich Pharmaceuticals, Inc.
By:	/s/ Joseph M. Healy Joseph M. Healy President and Chief Executive Officer

EXHIBIT A
ASSIGNED CONTRACTS

1.
Perkin Elmer Turbochrome

2.
Blue Mtn Software—Calibration Manager

3.
Datanet Quality Systems—WinSPC

4.
Datastream MP2

5.
Allen-Bradley Rockwell Automation

EXHIBIT 6.04(c)
ADDENDUM REGARDING ENVIRONMENTAL MATTERS

        Seller has disclosed certain environmental conditions in Disclosure Schedule 4.15 and Buyer has accepted the Acquired Assets subject to the conditions disclosed in the Disclosure Schedule, except the matters in Item 13 ("Chem Ops") of Disclosure Schedule 4.15 as described in Section 6.04(a) and (b) of the Asset Sale and Purchase Agreement and Item 15 of Disclosure Schedule 4.15. Item 15 of Disclosure Schedule 4.15 discloses that Phase II testing indicates that certain substances may be present on the Real Property in amounts exceeding the standards set forth in applicable Environmental Laws (the "Known Conditions"). The purpose of this Addendum is to describe the parties' agreement regarding the allocation of risks which may be associated with: (i) the Known Conditions and (ii) other substances which may be discovered in the future and found to have been present on the Real Property prior to the Closing Date in amounts which exceeded the standards set forth in applicable Environmental Laws (the "Unknown Conditions"). This addendum does not apply to Chemical Operations environmental matters.

1.
Definitions.    The following terms are specifically defined for the purposes of this Addendum:

  Costs means all costs and expenses associated with a Response or with the Resolution of a Known Condition or an Unknown Condition, including but not limited to all fees charged by attorneys, environmental engineers and other consultants, testing laboratories and permitting fees.

  Known Conditions means the substances described in Item 15 of Disclosure Schedule 4.15 which Phase II testing indicates may be present on the Real Property in amounts exceeding the standards set forth in applicable Environmental Laws.

  Migrating Conditions means any substance which originates and was released outside the Real Property before the closing and has migrated, or in the future migrates, onto the Real Property from the off-site source via seepage or other natural means in amounts which exceed the standards set forth in applicable Environmental Laws.

  Notice means a written notice submitted to Seller in accordance with the notice requirements of the Asset Purchase Agreement including credible evidence demonstrating or substantiating the claim that an adverse environmental condition of the type referred to herein exists on the Real Property.

  Resolution or Resolve with respect to any condition means that Seller has: (a) obtained a written waiver or similar acknowledgment from the appropriate regulatory agency confirming that the environmental condition does not require additional remediation; or (b) submitted an application for and made reasonable efforts to obtain such a waiver or acknowledgment from the appropriate regulatory agency, and received no negative response within six (6) months after delivery of the request; or (c) taken any other mutually agreed action recommended by an environmental consultant to be selected by Seller and approved by Buyer, which is calculated to reasonably comply with the requirements of applicable Environmental Laws; or (d) obtained an order from the administrative agency or court determining that the environmental condition does not require additional remediation or otherwise settling the matter.

  Unknown Conditions means any other substances which may be discovered in the future and found to have been present on the Real Property prior to the Closing Date in amounts which exceeded the standard set forth in applicable Environmental Laws.

  Seller's Basket means up to a total aggregate amount of Three Million Dollars ($3,000,000), as reduced by all amounts paid by Seller toward Costs payable from the Seller's Basket.

2.
Agreement Regarding Known Conditions.    Seller agrees to Resolve the issues created by the Known Conditions, to the extent that: (i) further testing verifies that such conditions actually exist at the site and (ii) remediation is required under Environmental Laws applicable as of the Closing Date (or under any lesser standard which may be in effect as of the date of discovery). If Seller reasonably determines that sufficient evidence exists to support the conclusion that any Known Condition is a Migrating Condition, Seller shall have the right to deal with the Known Condition in the manner described in Section 4. If Seller determines that the Known Condition is not a Migrating Condition, then Seller and Buyer shall each pay fifty percent (50%) of all Costs associated with the Resolution of the Known Conditions up to the first One Hundred Thousand Dollars ($100,000). Seller shall pay all Costs in excess of the One Hundred Thousand Dollars ($100,000) up to a maximum of Two Million Nine Hundred Fifty Thousand Dollars ($2,950,000). Any such amounts expended by Seller shall be deducted from the aggregate amount in Seller's Basket.

3.
Agreement Regarding Unknown Conditions.    If Buyer discovers that any Unknown Condition existed on the Real Property prior to the Closing Date (which also exceeds the standards in effect as of the date of the discovery) and if Buyer delivers written Notice to Seller on or before the fourth (4th) anniversary of the Closing Date, then Seller shall be responsible for Resolving the conditions described in the Notice, to the extent that remediation is required under Environmental Laws applicable as of the date of discovery). If Seller reasonably determines that sufficient evidence exists to support the conclusion that any Unknown Condition is a Migrating Condition, Seller shall have the right to deal with the Unknown Condition in the manner described in the following Section 4. If Seller determines that the Unknown Condition is not a Migrating Condition, then Seller shall pay all Costs associated with the Resolution of the Unknown Condition up to a maximum of Two Million Five Hundred Thousand Dollars ($2,500,000). Seller shall not have any responsibility for Unknown Conditions: (i) which are not disclosed to Seller by written Notice within four (4) years after the Closing Date or (ii) after Seller has expended the maximum amount required under this Section.

4.
Agreement Regarding Migrating Conditions.    The parties each disavow all liability of any kind or nature arising out of or in any way associated with the presence of any Migrating Condition. However, the parties acknowledge that it may become necessary to deal with claims associated with Migrating Conditions. Accordingly, the parties agree that if Buyer receives a claim relating to a Migrating Condition and delivers written Notice describing the claim to Seller on or before the ninth (9th) anniversary of the Closing Date, then Seller shall be responsible for responding to the claim, to the extent required in this Addendum. Seller shall select counsel and develop a plan for responding to or defending against the claim (a "Response") and Buyer shall have the right to receive copies of all test results, applications, pleadings and other filings relating to the claim and the Response. Buyer shall have the right and opportunity to advise Seller on the strategy for the Response, but Seller shall control the prosecution of the Response. Buyer and Seller must mutually agree to the terms of any final settlement agreement and resulting release, with neither party unreasonably withholding consent. Buyer shall pay all Costs associated with the Response up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000) and Seller shall pay all additional Costs associated with the Response up to a maximum of the amount remaining in the Seller's Basket. Seller shall not have any responsibility for Responding to claims relating to Migrating Conditions: (i) which are not presented to Seller by written Notice within nine (9) years after the Closing Date; or (ii) after Seller has expended the maximum amount required under this Section.

5.
Access to the Real Property.    Buyer shall give Seller commercially reasonable access to the Real Property, to the employees, and to the records relating to environmental conditions at the Property before and after the Closing Date, for the purpose of conducting any inspections, sampling, testing, monitoring and other actions incident to the Resolution of any Known or Unknown Condition or the Response to any Migrating Condition. Seller shall have responsibility for and access to all monitoring wells or other sampling or investigations performed on the site by the Seller in connection with this Addendum, but Seller shall share all data derived therefrom with Buyer.

6.
Maximum Exposure.    Seller's maximum obligation for Costs pertaining to Unknown Conditions is Two Million Five Hundred Thousand Dollars ($2,500,000) and Seller's maximum obligation for Costs pertaining to Known Conditions and/or Migrating Conditions is Three Million Dollars ($3,000,000). Under no circumstances shall Seller be obligated to pay any amount in excess of Five Million Five Hundred Thousand Dollars ($5,500,000) in connection with all liabilities referred to in this Addendum.

7.
Successors and Assigns.    The agreements regarding environmental liability contained in Sections 2 through 5 of this Exhibit 6.04(c) shall inure to the benefit of Buyer's successors and assigns; provided, however, Buyer shall provide Seller with 30 days prior written notice of any such assignment.

Exhibit 6.06(f)

HANDLING OF CONFIDENTIAL INFORMATION	OSG NORWICH PHARMACEUTICALS, INC.

INFORMATION FOR THE EMPLOYEE

Concerning the Handling of Confidential OSG Norwich
Pharmaceuticals Information and The Assignment of
Employee Inventions

FOR ALL EMPLOYEES

TRADE SECRETS AND CONFIDENTIAL INFORMATION

        The relationship between employees and their employer is considerably more complex than a simple exchange of effort for wages. Both have certain obligations.

        OSG Norwich Pharmaceuticals wants to focus your attention on one particular area of such obligations: the responsibilities involved in the handling of confidential information and in the assignment of employee inventions. Because these topics are of extreme importance to OSG Norwich Pharmaceuticals and its people, we want to inform you of your obligation in this area.

Handling—Confidential Information

        During your employment with OSG Norwich Pharmaceuticals, you will work with information and materials which are confidential. These items should be considered as trade secrets which are valuable to the Company in our highly competitive business. Protecting them is vital to the future success of OSG Norwich Pharmaceuticals—and there by your well—being as an employee.

        When you accept employment with OSG Norwich Pharmaceuticals, you accept a legal obligation not to use or disclose for the benefit of anyone other than the Company, any confidential or trade secret information, even if you decide later on to leave OSG Norwich Pharmaceuticals. The courts have recognized this information as being the property of the Company and, in protecting this right of ownership, they have acknowledged clearly the relationship of confidence and trust which exists between a company and its employees. The situation becomes especially difficult if an ex-OSG employee goes to work for another company that is a direct competitor of OSG. In such a case, it is virtually inevitable that the Company's trade secrets will be used or disclosed, even though unwittingly.

        Here are some guidelines that will be of help to you in handling situations involving confidential or trade secret matters:

        A good general rule is to consider all information about the Company's business as confidential until you know it is publicly known. When you are entrusted with confidential material, accidental disclosure of it can be just as harmful as intentional disclosure.

        Probably the safest course is simply not to discuss Company information with anyone other than OSG Norwich Pharmaceuticals employees who need to know it for the successful conduct of the business. Your discussing with anyone else—even members of your own family—imposes a burden on them. They don't understand the need for protecting the information and they can't be expected to remember what may or may not be repeated.

        Guard your conversations in public places where you may be easily overheard. Conversations thought to be private have been repeated to P&G employees by outsiders. Your conversations with vendors, suppliers, contractors, agencies, consultants, and others may be repeated to others, even though the Company periodically reminds outside contacts of the need for confidential handling of its business. Thus, such business conversations should be restrained and confined to matters at hand.

        It is impossible to list all the kinds of confidential information that belongs to the Company, but some examples are marketing and advertising plans, specific areas of research and development, project work, methods of operation, know-how, product formulation, processing methods, testing and evaluation procedures, assignments of individual employees, cost figures, construction plans, and special techniques or methods of any kind peculiar to OSG Norwich Pharmaceuticals. Naturally, you should also keep confidential all tangible Company property associated with these ideas—such as notes, drawings, letters, pictures, organization charts, and materials of any kind.

        The Company has developed its own security procedures, containing detailed instructions for protecting confidential information. You should b fully aware of these procedures and use them. Your immediate manager will explain and discuss them with you If you have any questions. This Is the best way that you can guard against accidentally disclosing confidential information.

Assignment of Employee Inventions

        An employer is legally entitled to all rights in inventions relating to its business which are made by employees hired to invent or create. Such inventions include all types of technical, artistic, or commercial creative work, whether or not they are patentable. They include composition, process and apparatus inventions, as well as computer programs, sales and promotion plans, copy, art work, construction plans, etc. The employer is entitled not only to a worldwide assignment of rights in such inventions, but also to a prompt and full disclosure of the invention and to the employee's complete cooperation in executing papers, filing and prosecuting any patent applications covering the invention and in otherwise perfecting the employer's ownership thereof.

* * * * *

        In summary, the handling of confidential information and the assignment of employee inventions are subjects of vital concern that affect both you and the Company. The general information and guidelines outlined should provide a helpful reminder of our obligations and responsibilities.

        If you have any question not answered in this document about the handling of confidential information or the assignment of employee inventions, you should discuss them immediately with the person to whom you report.

        Acknowledgement by OSG Norwich Pharmaceuticals Employee:

  I have received a copy of, read and understand the OSG Norwich Pharmaceuticals, Inc. leaflet "Information for the Employee Concerning the Handling of Confidential OSG Norwich Pharmaceuticals Information."

Dated:

Employee Signature

QuickLinks

  Exhibit 10.33
ASSET SALE AND PURCHASE AGREEMENT BETWEEN PROCTER & GAMBLE PHARMACEUTICALS, INC. AND OSG NORWICH PHARMACEUTICALS, INC.
TABLE OF CONTENTS
PREAMBLE
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II PURCHASE AND SALE OF ASSETS
ARTICLE III CLOSING
ARTICLE IV REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF P&G
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS TO SELLER'S OBLIGATION TO CLOSE
ARTICLE VIII CONDITIONS TO BUYER'S OBLIGATION TO CLOSE
ARTICLE IX INDEMNIFICATION AND ARBITRATION
ARTICLE X TERMINATION AND ABANDONMENT
ARTICLE XI MISCELLANEOUS
Index to Exhibits and Disclosure Schedules
Exhibit 1.06 ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT A ASSIGNED CONTRACTS
EXHIBIT 6.04(c) ADDENDUM REGARDING ENVIRONMENTAL MATTERS
Exhibit 6.06(f)
INFORMATION FOR THE EMPLOYEE Concerning the Handling of Confidential OSG Norwich Pharmaceuticals Information and The Assignment of Employee Inventions FOR ALL EMPLOYEES TRADE SECRETS AND CONFIDENTIAL INFORMATION